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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         For Further Information, Contact:
November 2, 1999                              Soren Bjorn, President & CEO
                                              Charles A. Horne,
                                              CFO/Investor
                                               Relations
                                              817-491-2992

                            THE UNIMARK GROUP, INC.
                  ANNOUNCES THE SALE OF CALIFORNIA OPERATIONS
                     AND RETURNED FOCUS ON BRANDED PRODUCTS

Bartonville, TX November 2, 1999 - The UniMark Group, Inc. (NASDAQ NMS symbol:
"UNMG"), producer and marketer of Sunfresh(R) brand citrus and tropical fruit products, announced today that it has sold substantially all the assets of its California based subsidiary, Simply Fresh Fruit, Inc., in a transaction valued at approximately $3.6 million.

Simply Fresh, a fruit processing company located in Los Angeles, primarily sells private label fruit salads to the food service industry and non-branded fresh-cut fruits. For the year ended December 31, 1998 Simply Fresh had net sales of $11.9 million.

"The divestiture of Simply Fresh is the result of a careful strategic evaluation and analysis of a business segment that we believe offers less growth opportunities and lower operating margins than our branded retail product lines. This divestiture, coupled with the recent sale of our Canadian subsidiary, return our company to a business model where we can best leverage our manufacturing facilities in Mexico with our Sunfresh(R) brand and distribution network in the United States" said Soren Bjorn, President and CEO.

Certain of the above information is forward-looking and as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For discussion of factors that may affect actual results, investors should refer to the Company's filings with the Securities and Exchange Commission.


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